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                                                                   EXHIBIT 10.01



                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of March 21, 2002 (the "Effective Date") between Click2learn, Inc., a Washington corporation with its principal offices located at 110-110th Avenue N.E., Bellevue, Washington 98004-5840, and/or one or more subsidiaries of Click2learn, Inc. (collectively the "Company") and KEVIN OAKES ("Employee").

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.      POSITION

During the term of this Agreement, Company will employ Employee and Employee will serve as President, and Chief Executive Officer. Employee will also serve as Chairman of Company's Board of Directors.

2.      DUTIES

Employee will be responsible for all aspects of the business of the Company, and will have such other duties as are reasonably determined by the Board of Directors. Employee will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during Employee's employment. Employee hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

3.      EXCLUSIVE SERVICE

Employee will devote his full professional time and efforts exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing the Company's interests in accordance with Employee's experience and skills. In addition, Employee will not engage in any consulting activity except with the prior written approval of the Board, or at the direction of the Board, and Employee will otherwise do nothing incompatible with the performance of his duties hereunder. Subject to written approval by the Board, Employee may serve on external boards provided that service does not interfere with his performance of the duties hereunder or conflict with the interests of the Company. Employee understands and agrees that any service on an external board is performed in his personal capacity and not as a representative of the Company or as part of his duties to the Company, and he shall communicate that fact to any such external boards.

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4.      TERM OF AGREEMENT

This Agreement will commence on the Effective Date and will continue until the earlier of two years after the Effective Date or when terminated pursuant to
Section 7 hereof. The expiration of this Agreement will not result in the termination of Employee's employment, but Employee will become an "at will" employee upon such expiration, and either Employee or the Company may terminate employment with or without cause or advance notice.

5.      COMPENSATION AND BENEFITS

        (a) Base Salary. The Company agrees to pay Employee an initial base salary of $250,000 per year. Employee's salary will be payable as earned in accordance with Company's customary payroll practice, which currently is to pay salary on a bi-weekly basis.

        (b) Additional Benefits. Employee will be eligible to participate in Company's employee benefit plans of general application, including without limitation the Company's 401(k) Plan and those plans covering life, health, disability and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including health club membership, vacation, holidays and sick leave, as the Company generally provides to its employees holding similar positions as that of Employee.

        (c) Bonus Plan. Employee shall be eligible to participate in such executive bonus plans as may be adopted by the Board from time to time during the term of this Agreement. Bonuses are based on factors determined by the Board and set forth in the bonus plan. As President and CEO, Employee's target bonus is 40% of annual base salary, with a maximum bonus of 100% of base salary.

        (d) Business Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are deductible to the Company, are in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6.      PROPRIETARY RIGHTS

Employee hereby agrees that the Employee Invention, Confidentiality, Non-raiding and Noncompetition Agreement (the "Invention Agreement") he executed with the Company on September 30, 1997 remains in full force and effect.

7.      TERMINATION

        (a) Events of Termination. Employee's employment with the Company shall terminate upon any one of the following:


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            (i) the Company's determination made in good faith that it is terminating the Employee for "cause" as defined under Section 7(b) below ("Termination for Cause"); or

            (ii) the effective date of a written notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause"); or

            (iii) the effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination").

        (b) "Cause" Defined. For purposes of this Agreement, "cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

            (i) a failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company;

            (ii) a good faith determination by the Company's Board of Directors, with Employee abstaining from any vote on such matter, that Employee's performance is unsatisfactory after reasonable notice of the ways in which performance is unsatisfactory and a reasonable opportunity to correct any such deficiencies;

            (iii) a failure or refusal in any material respect to perform his duties determined by the Company in accordance with this Agreement or the customary duties of Employee's employment (except for any failure due to ill health or disability);

            (iv) unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company;

            (v) dishonest conduct or a deliberate attempt to do an injury to the Company;

            (vi) Employee's material breach of a term of this Agreement or the Invention Agreement, including, without limitation, Employee's unauthorized disclosure or theft of the Company's proprietary information;

            (vii) an unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment; or

            (viii) Employee's death.


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8.      EFFECT OF TERMINATION

        (a) Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 7(a)(i), or 7(a)(iii), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

        (b) Termination Without Cause. In the event of any termination of this Agreement pursuant to Section 7(a)(ii) during the period ending one year after the Effective Date:

               (i) the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination (including a pro rata portion of any bonus compensation that may become payable for the calendar quarter that includes the date of termination, which bonus compensation shall be paid following the end of such calendar quarter);

               (ii) for a period ending on the later of two years after the Effective Date or six months following the date of termination, the Company shall continue to pay Employee his base salary under Section 5(a) above at Employee's then current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period;

               (iii) Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

9.      CHANGE OF CONTROL TRANSACTION.

If during the term of Agreement any of the following transactions occurs: (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and Employee's options are assumed, converted or replaced with equivalent options by the successor corporation), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger cease to own their shares or other equity interest in the Company,
(c) the sale of substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, then Employee's unvested options shall accelerate and become fully exercisable immediately prior to the closing of any such transaction.

10.     MISCELLANEOUS

        (a) Arbitration. Employee and the Company shall submit to mandatory binding arbitration in Seattle, Washington any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that Employee and the Company retain their

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right to and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

        (b) Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

        (c) Remedies. The Company and Employee acknowledge that the service to be provided by Employee is of special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 3 and 6, a restraining order an/or injunction may be issued against Employee, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

        (d) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding beach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

        (e) Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with the sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

        (f) Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

        (g) Entire Agreement. This Agreement and the Invention Agreement constitute the entire and only agreement between the parties relating to employment of Employee with the


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Company, and this Agreement and the Invention Agreement supersede and cancel any and all previous contracts, arrangements or understandings with respect thereto.

        (h) Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

        (i) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five days after mailing if sent by U.S. mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

        If to the Company:          110-110th Avenue N.E., Suite 700
                                    Bellevue, WA 98004-5840

        Telecopier:                 206-637-1540
        Attention:                  Chairman of the Board of Directors

        If to Employee:             Kevin Oakes
                                    Address on Company Records

        (j) Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

        (k) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws; provided, however, that if Employee is relocated to another jurisdiction then the laws of such jurisdiction shall apply, and in the event of any claim made following termination, the laws of the jurisdiction where Employee was located on the date of termination shall apply.

        IN WITNESS WHEREOF the Company and Employee have executed this Agreement as of the date first above written.

"COMPANY"                                     "EMPLOYEE"

CLICK2LEARN, INC.



By:
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                                              Kevin Oakes


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Name
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